UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )*

Kimbell Royalty Partners, LP
(Name of Issuer)

Common Units Representing Limited Partners Interests
(Title of Class of Securities)

49435R 102
(CUSIP Number)

July 12, 2021
(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 49435R 102	Page 2

1	NAMES OF REPORTING PERSONS
M&E Mineral Holdings LLC [1]

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,961,389

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,961,389

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,961,389

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.5%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	Calculated pursuant to Rule 13d-3. See Item 4.

[1]
This entity was disclosed as EIGF Aggregator III LLC in the Schedule 13D filed on July 23, 2018, and Amendment No. 1 thereto, filed on September 25, 2018 and Amendment No. 2 thereto, filed on January 30, 2020, but subsequently changed its name to M&E Mineral Holdings LLC.

CUSIP No. 49435R 102	Page 3

1	NAMES OF REPORTING PERSONS
TE Drilling Aggregator LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
202,170

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
202,170

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
202,170

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	Calculated pursuant to Rule 13d-3. See Item 4.

CUSIP No. 49435R 102	Page 4

1	NAMES OF REPORTING PERSONS
EIGF Aggregator LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,961,389

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,961,389

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,961,389

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.5%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	Calculated pursuant to Rule 13d-3. See Item 4.

CUSIP No. 49435R 102	Page 5

1	NAMES OF REPORTING PERSONS
KKR Energy Income and Growth Fund I L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,961,389

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,961,389

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,961,389

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.5%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	Calculated pursuant to Rule 13d-3. See Item 4.

CUSIP No. 49435R 102	Page 6

1	NAMES OF REPORTING PERSONS
KKR Associates EIGF L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,961,389

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,961,389

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,961,389

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.5%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	Calculated pursuant to Rule 13d-3. See Item 4.

CUSIP No. 49435R 102	Page 7

1	NAMES OF REPORTING PERSONS
KKR Energy Income and Growth Fund I-TE L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
202,170

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
202,170

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
202,170

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	Calculated pursuant to Rule 13d-3. See Item 4.

CUSIP No. 49435R 102	Page 8

1	NAMES OF REPORTING PERSONS
KKR Associates EIGF TE L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
202,170

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
202,170

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
202,170

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.5%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	Calculated pursuant to Rule 13d-3. See Item 4.

CUSIP No. 49435R 102	Page 9

1	NAMES OF REPORTING PERSONS
KKR EIGF LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,163,559

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,163,559

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,163,559

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.0%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	Calculated pursuant to Rule 13d-3. See Item 4.

CUSIP No. 49435R 102	Page 10

1	NAMES OF REPORTING PERSONS
KKR Upstream Associates LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,163,559

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,163,559

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,163,559

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.0%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	Calculated pursuant to Rule 13d-3. See Item 4.

CUSIP No. 49435R 102	Page 11

1	NAMES OF REPORTING PERSONS
KKR Group Partnership L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,163,559

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,163,559

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,163,559

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.0%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	Calculated pursuant to Rule 13d-3. See Item 4.

CUSIP No. 49435R 102	Page 12

1	NAMES OF REPORTING PERSONS
KKR Upstream LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
3,163,559

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
3,163,559

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,163,559

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.0%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	Calculated pursuant to Rule 13d-3. See Item 4.

CUSIP No. 49435R 102	Page 13

1	NAMES OF REPORTING PERSONS
KKR Group Holdings Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,163,559

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,163,559

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,163,559

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.0%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

*	Calculated pursuant to Rule 13d-3. See Item 4.

CUSIP No. 49435R 102	Page 14

1	NAMES OF REPORTING PERSONS
KKR & Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,163,559

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,163,559

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,163,559

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.0%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

*	Calculated pursuant to Rule 13d-3. See Item 4.

CUSIP No. 49435R 102	Page 15

1	NAMES OF REPORTING PERSONS
KKR Management LLP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,163,559

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,163,559

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,163,559

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.0%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	Calculated pursuant to Rule 13d-3. See Item 4.

CUSIP No. 49435R 102	Page 16

1	NAMES OF REPORTING PERSONS
Henry R. Kravis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
3,163,559

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
3,163,559

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,163,559

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.0%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

*	Calculated pursuant to Rule 13d-3. See Item 4.

CUSIP No. 49435R 102	Page 17

1	NAMES OF REPORTING PERSONS
George R. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
3,163,559

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
3,163,559

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,163,559

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.0%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

*	Calculated pursuant to Rule 13d-3. See Item 4.

CUSIP No. 49435R 102	Page 18

Explanatory Note

This Schedule 13G relates to the common units representing limited partner interests (“Common Units”) of Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Issuer”). The Reporting Persons (as defined below) previously filed an initial statement on Schedule 13D with the Securities and Exchange Commission (the “Commission”) on July 23, 2018, as amended by Amendment No. 1 thereto, filed by the Reporting Persons on September 25, 2018 and by Amendment No. 2 thereto, filed by the Reporting Persons on January 30, 2020 (collectively, the “Schedule 13D”), but as of the date hereof, the Reporting Persons do not hold the securities with the purpose or effect of changing or influencing control of the Issuer. As such, this Schedule 13G is deemed to amend the Schedule 13D. Unless otherwise indicated herein, capitalized terms used but not defined in this Schedule 13G shall have the same meanings herein as are ascribed to such terms in the Schedule 13D.

Item 1(a).	Name of Issuer

Kimbell Royalty Partners, LP, a Delaware limited partnership

Item 1(b).	Address of the Issuer’s Principal Executive Offices

The address of the principal executive office of the Issuer is 777 Taylor Street, Suite 810, Fort Worth, Texas 76102

Item 2(a).	Names of Persons Filing

This Schedule 13D is jointly filed by and on behalf of each of the following:

(i)	M&E Mineral Holdings LLC, a Delaware limited liability company (“M&E Mineral Holdings”)
(ii)	TE Drilling Aggregator LLC, a Delaware limited liability company (“TE Drilling Aggregator”)
(iii)	EIGF Aggregator LLC, a Delaware limited liability company (“EIGF Aggregator”)
(iv)	KKR Energy Income and Growth Fund I L.P., a Delaware limited partnership (“KKR Energy Income”)
(v)	KKR Associates EIGF L.P., a Delaware limited partnership (“KKR Associates”)
(vi)	KKR Energy Income and Growth Fund I-TE L.P., a Delaware limited partnership (“KKR Energy Income TE”)
(vii)	KKR Associates EIGF TE L.P., a Delaware limited partnership (“KKR Associates TE”)
(viii)	KKR EIGF LLC, a Delaware limited liability company (“KKR EIGF”)
(ix)	KKR Upstream Associates LLC, a Delaware limited liability company (“KKR Upstream Associates”)
(x)	KKR Group Partnership L.P., a Cayman Islands limited partnership (“KKR Group Partnership”)
(xi)	KKR Upstream LLC, a Delaware limited liability company (“KKR Upstream”)
(xii)	KKR Group Holdings Corp., a Delaware corporation (“KKR Group Holdings”)
(xiii)	KKR & Co. Inc., a Delaware corporation (“KKR & Co.”)
(xiv)	KKR Management LLP, a Delaware limited liability partnership (“KKR Management”)
(xv)	Henry R. Kravis, a United States citizen; and
(xvi)	George R. Roberts, a United States citizen (the persons and entities listed in items (i) through (xvi) are collectively referred to herein as the “Reporting Persons”).

EIGF Aggregator is the managing member of M&E Mineral Holdings. KKR Energy Income is the managing member of EIGF Aggregator. KKR Associates is the general partner of KKR Energy Income. KKR Energy Income TE is the sole member of TE Drilling Aggregator, and KKR Associates TE is the general partner of KKR Energy Income TE. KKR EIGF is the general partner of KKR Associates and the general partner of KKR Associates TE. KKR Upstream Associates is the sole member of KKR EIGF. KKR Group Partnership and KKR Upstream are the members of KKR Upstream Associates. KKR Group Partnership is the sole member of KKR Upstream. KKR Group Holdings is the general partner of KKR Group Partnership. KKR & Co. is the sole shareholder of KKR Group Holdings. KKR Management is the Class B shareholder of KKR & Co. Messrs. Kravis and Roberts are the founding partners of KKR Management.

CUSIP No. 49435R 102	Page 19

The Reporting Persons have entered into a joint filing agreement, dated as of July 14, 2021, a copy of which is attached hereto as Exhibit 99.10.

Item 2(b).	Address of the Principal Business Office, or if none, Residence:

The principal business office for the Reporting Persons (other than George R. Roberts) is:

c/o Kohlberg Kravis Roberts & Co. L.P.
30 Hudson Yards
New York, NY 10001

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025

Item 2(c).	Citizenship

See responses to Item 4 on each cover page.

Item 2(d).	Title of Class of Securities

Common units of the Issuer

Item 2(e).	CUSIP Number

49435R 102

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

Not Applicable.

Item 4.	Ownership

The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover pages hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.

The ownership percentages are calculated pursuant to Rule 13d-3 of the Act and are based on an aggregate of 39,748,270 Common Units outstanding as of April 30, 2021, as reported by the Issuer on its Quarterly Report on Form 10-Q as filed by the Issuer with the Commission on May 6, 2021.

As of the date of this filing, (i) M&E Mineral Holdings may have been deemed to be the beneficial owner of, and have sole voting and dispositive power over, 2,961,389 Common Units, which represent 7.5% of the total number of Common Units outstanding, and (ii) TE Drilling Aggregator may have been deemed to be the beneficial owner of, and have sole voting and dispositive power over, 202,170 Common Units, which represent 0.5% of the total number of Common Units outstanding.

CUSIP No. 49435R 102	Page 20

Each of EIGF Aggregator (as the managing member of M&E Mineral Holdings), KKR Energy Income (as the managing member of EIGF Aggregator), and KKR Associates (as the general partner of KKR Energy Income) may be deemed to be the beneficial owner of, and have sole voting and dispositive power over, the Common Units beneficially owned by EIGF Aggregator, but each disclaims beneficial ownership of such Common Units. Each of KKR Energy Income TE (as the sole member of TE Drilling Aggregator) and KKR Associates TE (as the general partner of KKR Energy Income TE) may be deemed to be the beneficial owner of, and have sole voting and dispositive power over, the Common Units beneficially owned by TE Drilling Aggregator, but each disclaims beneficial ownership of such Common Units.

Each of KKR EIGF (as the general partner of KKR Associates and as the general partner of KKR Associates TE), KKR Upstream Associates (as the sole member of KKR EIGF), KKR Group Partnership (as a member of KKR Upstream Associates and the sole member of KKR Upstream), KKR Upstream (as a member of KKR Upstream Associates), KKR Group Holdings (as the general partner of KKR Group Partnership), KKR & Co. (as the sole shareholder of KKR Group Holdings), KKR Management (as the Class B shareholder of KKR & Co.) and each of Henry R. Kravis and George R. Roberts (as the founding partners of KKR Management) may be deemed to be the beneficial owner of, and have sole voting and dispositive power over, or, in the case of KKR Upstream Associates and Messrs. Kravis and Roberts, shared voting and dispositive power over, the Common Units beneficially owned by M&E Mineral Holdigns and TE Drilling Aggregator, for an aggregate of 3,163,559 Common Units, or 8.0% of the total number of Common Units outstanding, but each disclaims beneficial ownership of such Common Units.

The filing of this Schedule 13G shall not be construed as an admission that any of the above-listed entities or individuals is the beneficial owner of any securities covered by this statement.

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 14, 2021
M&E MINERAL HOLDINGS LLC

	By:	/s/ David C. Rockecharlie
	Name:	David C. Rockecharlie
	Title:	Vice President

EIGF AGGREGATOR LLC

	By:	/s/ David C. Rockecharlie
	Name:	David C. Rockecharlie
	Title:	Vice President

KKR ENERGY INCOME AND GROWTH FUND I L.P.

	By:	KKR Associates EIGF L.P., its general partner
	By:	KKR EIGF LLC, its general partner

	By:	/s/ David C. Rockecharlie
	Name:	David C. Rockecharlie
	Title:	Vice President

KKR ASSOCIATES EIGF L.P.

	By:	KKR EIGF LLC, its general partner

	By:	/s/ David C. Rockecharlie
	Name:	David C. Rockecharlie
	Title:	Vice President

TE DRILLING AGGREGATOR LLC

	By:	/s/ David C. Rockecharlie
	Name:	David C. Rockecharlie
	Title:	Vice President

KKR ENERGY INCOME AND GROWTH FUND I-TE L.P.

By:	KKR Associates EIGF TE L.P., its general partner
By:	KKR EIGF LLC, its general partner

By:	/s/ David C. Rockecharlie
Name:	David C. Rockecharlie
Title:	Vice President

KKR ASSOCIATES EIGF TE L.P.

By:	KKR EIGF LLC, its general partner

By:	/s/ David C. Rockecharlie
Name:	David C. Rockecharlie
Title:	Vice President

KKR EIGF LLC

By:	/s/ David C. Rockecharlie
Name:	David C. Rockecharlie
Title:	Vice President

KKR UPSTREAM ASSOCIATES LLC

By:	/s/ David C. Rockecharlie
Name:	David C. Rockecharlie
Title:	Vice President

KKR GROUP PARTNERSHIP L.P.

By:	KKR Group Holdings Corp., its general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR UPSTREAM LLC

By:	/s/ David C. Rockecharlie
Name:	David C. Rockecharlie
Title:	Vice President

KKR GROUP HOLDINGS CORP.

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR & CO. INC.

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR MANAGEMENT LLP

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibit No.
Exhibit 99.10	Joint Filing Agreement, dated as of July 14, 2021, by and among the Reporting Persons (filed herewith).